Exhibit 99.1

     New Study by ARIAD Scientists Offers Insights into Design of
        Small-Molecule Drugs to Treat Drug-Resistant Leukemia


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Oct. 9, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced publication, for the first time, of the high-resolution structure of the protein responsible for one of the major clinically relevant genetic variants of drug-resistant chronic myeloid leukemia (CML). These findings by a team of ARIAD scientists were used to guide the design of ARIAD's oral multi-targeted kinase inhibitor, AP24534, for use in CML and other cancers. The findings were published in the September issue of Chemical Biology and Drug Design. ARIAD plans to file an investigational new drug application for AP24534 by the end of this year to begin clinical trials.

    CML is a slowly progressing cancer in which too many white blood cells are made in the bone marrow. In most cases, a genetic abnormality involving the Bcr-Abl protein, a tyrosine kinase encoded by the Philadelphia chromosome, results in constantly activated growth of cancer cells.

    Through X-ray crystallographic studies, this study showed in detail how inhibitors of the Bcr-Abl protein, such as AP24534, are able to overcome the structural changes induced by the T315I mutation and bind to the mutated form of the protein. The data also explain why the first-generation Bcr-Abl inhibitor, imatinib, and second-generation Bcr-Abl inhibitors, such as dasatinib and nilotinib, are not able to inhibit this key genetic variant and thus are not effective against all forms of CML.

    In contrast to these first- and second-generation Bcr-Abl inhibitors, AP24534 potently blocks all clinically relevant forms of the Bcr-Abl protein, including the unmutated protein (the target of imatinib), the commonly mutated proteins (the targets of dasatinib and nilotinib), and the T315I mutated protein.

    The Bcr-Abl T315I mutation currently accounts for 15 to 20 percent of all drug resistance in CML. The prevalence of the T315I mutation is increasing as patients relapse after treatment with current second-generation inhibitors.

    "There is a growing unmet medical need for new treatment options for CML patients who no longer are responding to first- and second-generation targeted therapies or have become intolerant to these treatments. This detailed structural analysis of the T315I mutation was a critical step in our effort to design a new targeted therapy for leukemia," said Tim Clackson, Ph.D., chief scientific officer of ARIAD. "These data support our ongoing plans to develop AP24534 in various forms of leukemia and to file an investigational new drug application for AP24534 later this year."

    Preclinical studies presented at last year's American Society of Hematology meeting demonstrated that AP24534 potently blocked the growth of tumors expressing this genetic variant and increased survival in difficult-to-treat animal models. AP24534 also is a potent inhibitor of the VEGF and FGF receptor families, which are critical for the process of tumor angiogenesis - the growth of new blood vessels into tumors, providing support for the use of AP24534 beyond CML in the treatment of solid tumors.

    Reference: Zhou T., Parillon L., Li F., et al: (2007) Crystal
Structure of the T315I Mutant of Abl Kinase. Chemical Biology and Drug Design 70:171-181.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate. Medinol Ltd. is also developing deforolimus-eluting stents to prevent restenosis of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    This press release contains "forward-looking statements," including statements related to the potential utility of AP24534 and the timing of regulatory filings. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on strategic partners and licensees, and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward M. Fitzgerald, 617-621-2345
             or
             Sondra Newman, 617-877-5687